Exhibit 23.5

CONSENT OF EXPERT

May 2, 2016

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re:	Registration Statement on Form S-3 (the "Registration Statement") of Golden Queen Mining Co. Ltd. (the "Company").

I hereby consent to the use of and reference to my name in the Registration Statement described above.

With reference to the Technical Report mentioned in the Registration Statement, titled “Soledad Mountain Technical Report and Updated Feasibility Study” with an effective date of February 25, 2015, while I am a co-author of the Technical Report, the Registration Statement makes no reference to any part of the Technical Report for which I take professional responsibility nor for which I have the professional competency to give consent. Therefore, the consent provided herein is strictly limited to consent to the use of my name as a co-author of the report.

Sincerely,

/s/ Peter A. Ronning
By: Peter Ronning, P. Eng.
New Caledonian Geological Consulting